Exhibit 99.1

lululemon athletica inc. Updates Revenue and Earnings Expectations for the Fourth Quarter Ahead of the ICR Conference

Vancouver, British Columbia – January 9, 2023 – lululemon athletica inc. (NASDAQ:LULU) today announced that, for the fourth quarter of fiscal 2022, the Company now expects that net revenue will be in the range of $2.660 billion to $2.700 billion, representing a 25%-27% increase compared to the fourth quarter of fiscal 2021. The previous guidance range was $2.605 billion to $2.655 billion.
Diluted earnings per share are now expected to be in the range of $4.22 to $4.27 for the fourth quarter of fiscal 2022 compared to the Company’s previous guidance range of $4.20 to $4.30.
The Company also said it now expects gross margin for the fourth quarter of fiscal 2022 to decline 90-110 basis points compared to its previous expectation for an increase of 10-20 basis points. However, the Company now expects that it will further leverage selling, general and administrative expenses 100-120 basis points compared to its previous expectation of 30-50 basis points of leverage.
The revised guidance for the fourth quarter continues to assume an effective tax rate of approximately 28.5%.
Calvin McDonald, Chief Executive Officer, commented: “We are pleased with our continued revenue growth and momentum in the business, as our teams navigate a dynamic macro-backdrop. In Q4, traffic remains strong across both physical and digital channels, and we anticipate delivering another quarter of solid earnings growth consistent with our updated EPS forecast. 2022 has been a strong year for lululemon, and we remain focused on the significant opportunities ahead as we continue to deliver on our Power of Three x2 growth plan.”
Members of the management team will be meeting with analysts and investors at the ICR Conference on January 9-11, 2023.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; changes in consumer shopping preferences and shifts in distribution channels; the acceptability of its products to guests; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; the Company's ability to achieve the synergies and benefits sought through the acquisition of MIRROR (now known as lululemon Studio); the ability of lululemon Studio to generate near and long term expected cash flows which if not achieved could result in a material impairment of goodwill or other assets; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts
Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-619-2757
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